Exhibit 21.01

SUBSIDIARIES OF PORTOLA PACKAGING, INC.

Portola Packaging Canada Ltd., a Yukon Territory corporation (operating)

Portola Packaging Limited, a corporation organized under the laws of England and Wales (formerly Cap Snap (U.K.) Ltd.) (operating)

Portola Packaging Inc. Mexico, S.A. de C.V., a Mexican corporation (operating)

Northern Engineering and Plastics Corporation, a Delaware corporation (operating)

Tech Industries, Inc., a Rhode Island corporation (operating)

Portola Allied Tool, Inc., a Delaware corporation (operating but not significant pursuant to Item 601 of Regulation S–K)

Shanghai Portola Packaging Company Limited, a People’s Republic of China Corporation (operating but not significant pursuant to Item 601 of Regulation S–K)

Portola (Asia Pacific) Holding Limited, a Hong Kong corporation (operating but not significant pursuant to Item 601 of Regulation S–K)

Portola Ltd. (U.K.), a corporation organized under the laws of England and Wales (operating but not significant pursuant to Item 601 of Regulation S–K)

Portola GmbH, an Austrian corporation (operating but not significant pursuant to Item 601 of Regulation S–K)

Portola s.r.o., a Czech Republic corporation (operating but not significant pursuant to Item 601 of Regulation S–K)

Tech Industries UK Ltd., a Rhode Island corporation (operating but not significant pursuant to Item 601 of Regulation S-K)

Portola Packaging (ANZ) Limited, a New Zealand corporation (operating but not significant pursuant to Item 601 of Regulation S-K)